December 28, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: China Precision Steel, Inc. (formerly known as OraLabs Holding Corp.)

We have read the statements made by China Precision Steel, Inc. which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K. We agree with the statements made regarding our firm in such 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

/s/ GHP HORWATH, P.C.